Exhibit 99

KonaTel Reports First Quarter 2025 Results

Derisking Through Hosted Services Expansion

DALLAS, May 15, 2025 -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the three-month period ended March 31, 2025.

First Quarter 2025 Financial Summary

•	Revenues of $2.2 million, down 61.5% compared to the first quarter last year but on par with Q4-2024 performance. The decrease in revenue, as discussed with our year-end 2024 results, was due to fewer activations within the Company’s Mobile Services segment as a result of reduced government subsidized revenues due to the cancellation of the Affordable Connectivity Program (the “ACP”).
•	Gross profit of $651,893, down 42.2% compared to the first quarter last year.
•	Operating loss of $(929,645) compared to operating loss of $(846,955) in the first quarter last year.
•	GAAP net loss of $(917,528), or $(0.02) per share, compared to GAAP net income of $8.1 million, or $0.19 per share, in the first quarter last year.
•	Non-GAAP net loss of $(916,170), or $(0.02) per diluted share, compared to Non-GAAP net income of $8.4 million, or $0.19 per diluted share, in the first quarter of last year.
•	Cash remained healthy at $2.1 million.

Sean McEwen, Chairman and CEO of KonaTel stated, “As recently stated in our 2024 10K filing, the failure of congress to re-fund the ACP Program has negatively impacted our business. However, during 2024, we expanded our national Lifeline license from 11 to 40 state authorizations, and we remain prepared to take advantage of the ACP, if it returns, or as an enhanced (more profitable) Lifeline program.

As previously stated in 2024, Management decided to sell a minority 49% non-controlling and non-refundable interest in our subsidiary, IM Telecom, for $10 million dollars. As reported in our 2025 Q1 10Q, on May 9, 2025, the 49% IM Telecom stakeholder withdrew their request to acquire 100% of IM Telecom. We continue to retain a majority 51% controlling interest in that subsidiary. This cash sale allowed us to pay off all long-term debts and begin an accelerated investment in the expansion of our CPaaS (Communications Platform as a Service) cloud platform to include both new and expanded services.

So far, we have invested in three areas of expansion (1) Wholesale SMS, (2) The addition of a Retail/Wholesale/White-Label Billing System fully integrated with our entire product/service portfolio, and (3) The addition of our Cellular Wholesale POTS (Plain Old Telephone Service) Replacement Service tailored specifically for telecommunications carriers and resellers.

•	Wholesale SMS - The expansion of our wholesale SMS platform now supports short-code, along with long-code, messaging. Short-codes (i.e., a specialized 5 or 6 digit phone number) are typically used by large companies for large-block communications including two-factor authentication (typically used for logging into secure accounts like bank accounts) or other communications like airline flight status and a myriad of other wholesale SMS messaging applications.

•	Retail/Wholesale/White-Label Billing - The addition of our reseller retail, wholesale, and white-label billing system, which is fully integrated across our entire cloud-based wholesale product portfolio including termination/origination, SIP Trunks, SMS Services, POTS, wholesale Mobile Voice and Mobile Data service. Our commercial grade billing platform provides our customers with a full-featured billing solution calculating related taxes and fees, across a wide variety of services, taxed at different rates by service type, for all government entities including federal, 56 states/territories/districts, 3000+ counties, and 19,000+ municipalities across the nation.

•	Cellular Wholesale POTS Replacement Service - After 10 months of software development throughout 2024, we are starting to accelerate the initial/controlled deployment of our cellular wholesale POTS replacement solution, targeting regional telecommunications carriers and resellers. Our POTS solution is built on top of our proven cloud CPaaS platform, which allows us to provide unique/customized solutions for our customers, typically not available from most POTS providers generally targeting end-users. The market for POTS replacement is large, estimated at between 30 to 35 million existing POTS lines with a further estimate of 7 to 10 million likely to switch to a new POTS solution. Deployment has been progressing well and so-far, during this controlled roll-out period, we are now managing over 600 active POTS lines through our platform as we validate our solution.”

McEwen closed, “The challenges and unpredictable behavior of Congress during 2024 certainly negatively impacted our business, but we have been able to shift our development and sales efforts into new areas of expansion, and related to the loss of ACP, we continue to believe the worst is behind us. We believe that one of our strong advantages is that from a single wholesale cloud (CPaaS) platform we can provide a wide variety of services including termination/origination, SIP, SMS, POTS, Mobile Data, and Mobile Voice solutions, now with a fully integrated reseller billing system.

We have already entered into wholesale agreements with a group of carriers/resellers who have over 35,000 existing POTS lines, which they plan to migrate. Our new wholesale POTS service provides a stable, sticky (“very low churn”), predictable recurring revenue line of business.

Management’s focus on our CPaaS business has put us well on our way derisking the Company through creating multiple streams of stable, high margin, low attrition recurring revenue services.”

Quarterly Financial Summary (Q1 2025 vs. Q1 2024)

Revenue of $2.2 million, a decrease of 61.5% compared to $5.6 million for reasons discussed above. The decrease in revenue was primarily due to the loss of mobile services revenues under the ACP Program, which ended on June 1, 2024.

Gross profit was $651,893, or 30.1% gross profit margin, compared to $1.1 million, or 20.0% gross profit margin. This increase primarily resulted from adding higher ARPU activations in our Mobile Services segment, and sourcing lower compensation and network costs.

Total operating expenses were $1.6 million, compared to $1.97 million. This decrease was primarily due to lower payroll and related expenses associated with the reduction of headcount in our IM Telecom subsidiary in the fourth quarter of 2024.

GAAP net loss was $(917,528) million, or $(0.02) per diluted share (based on 43.5 million weighted average shares), compared to net income of $8.1 million, or $0.19 per diluted share (based on 43.6 million weighted average shares).

Non-GAAP net loss was $(916,170), or $(0.02) per diluted share, compared to Non-GAAP net income of $8.4 million, or $0.19 per diluted share.

Balance Sheet

The Company ended the quarter with $2.1 million in cash, compared to $1.7 million on December 31, 2024. This increase was due to a corresponding reduction in accounts receivable due from a significant customer.

Year-to-Date Financial Detail (First Three Months of 2025 vs. First Three Months of 2024)

Revenues decreased 61.5% to $2.2 million compared to $5.6 million, reflecting a 3.5% decrease in Hosted Services revenues and an 82.2% decrease in Mobile Services revenues.

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Gross profit was $651,893, or 30.1% gross profit margin, compared to gross profit of $1.1 million, or 20.0% gross profit margin. This increase in gross profit margin percentage primarily resulted from adding a higher percent of activations in the California market in our Mobile Services segment, and sourcing lower per subscriber equipment and network costs.

Total operating expenses were $1.6 million, down (19.9%) compared to $1.97 million. This decrease was primarily due to lower payroll and related expenses associated with the reduction of headcount in our IM Telecom subsidiary.

GAAP net loss was $(917,528) or $(0.02) per diluted share (based on 43.5 million weighted average shares), compared to net income of $8.1 million, or $0.19 per diluted share (based on 43.6 million weighted average shares). This decrease was a result of the gain on sale recognized as part of our sale of 49% interest in IM Telecom in the first quarter of 2024.

Non-GAAP net loss was $(916,170) million, or $(0.02) per diluted share, compared to non-GAAP net income of $8.4 million, or $0.19 per diluted share.

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services, including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, Infiniti Mobile (www.infinitimobile.com), is an FCC authorized national wireless ACP and Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, licensed to provide government subsidized cellular service to low-income American families across thirty-six (36) states. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410
inquiries@konatel.com

-- Unaudited Balance Sheets and Statements of Operations Follow –

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KonaTel, Inc.

Consolidated Balance Sheets

(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current Assets
Cash and Cash Equivalents	$2,098,383	$1,679,345
Accounts Receivable, Net	563,465	1,533,015
Inventory, Net	148,732	163,063
Prepaid Expenses	79,181	94,496
Other Current Assets	147,771	112,170
Total Current Assets	3,037,532	3,582,089

Property and Equipment, Net	14,345	15,128

Other Assets
Intangible Assets, Net	323,468	323,468
Right of Use Asset	287,345	319,549
Notes Receivable	850,000	1,000,000
Other Assets	74,328	74,328
Total Other Assets	1,535,141	1,717,345
Total Assets	$4,587,018	$5,314,562

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$2,261,430	$2,277,597
Right of Use Operating Lease Obligation - Current	101,934	113,740
Income Tax Payable	184,051	184,051
Total Current Liabilities	2,547,415	2,575,388

Long Term Liabilities
Right of Use Operating Lease Obligation - Long Term	206,396	227,776
Total Long Term Liabilities	206,396	227,776
Total Liabilities	2,753,811	2,803,164
Commitments and Contingencies
Stockholders' Equity
Common stock, $.001 par value, 50,000,000 shares authorized 43,526,417 outstanding and issued at March 31, 2025 and 43,503,658 outstanding and issued at December 31, 2024	43,527	43,504
Additional Paid In Capital	10,455,081	10,215,767
Accumulated Deficit	(8,665,401)	(7,747,873)
Total Stockholders' Equity	1,833,207	2,511,398
Total Liabilities and Stockholders' Equity	$4,587,018	$5,314,562

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KonaTel, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,
	2025	2024
Revenue	$2,168,714	$5,635,836
Cost of Revenue	1,516,821	4,508,332
Gross Profit	651,893	1,127,504

Operating Expenses
Payroll and Related Expenses	1,110,699	1,452,100
Operating and Maintenance	1,421	1,544
Credit Loss	—	1,448
Professional and Other Expenses	157,431	110,223
Utilities and Facilities	46,411	50,786
Depreciation and Amortization	782	2,449
General and Administrative	49,986	61,395
Marketing and Advertising	5,085	33,996
Application Development Costs	178,529	206,083
Taxes and Insurance	31,194	54,435
Total Operating Expenses	1,581,538	1,974,459

Operating Loss	(929,645)	(846,955)

Other Income and Expense
Gain on Sale	—	9,247,726
Interest Expense	(576)	(104,329)
Other Income/(Expense), net	12,693	(63,930)
Total Other Income	12,117	9,079,467

Income (Loss) Before Income Taxes	(917,528)	8,232,512

Income Tax Expense	—	149,428

Net Income (Loss)	$(917,528)	$8,083,084

Earnings (Loss) per Share
Basic	$(0.02)	$0.19
Diluted	$(0.02)	$0.19
Weighted Average Outstanding Shares
Basic	43,526,417	43,180,747
Diluted	43,526,417	43,601,328

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